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                         Independent Auditors' Consent


The Board of Directors
United PanAm Financial Corp.:

We consent to incorporation by reference in the registration statement
(No. 333-67049) on Form S-8 of United PanAm Financial Corp. of our report dated February 16, 2001, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of United PanAm Financial Corp.


San Francisco, California
March 23, 2001